Exhibit 3.12

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

OF

B GREEN INNOVATIONS, INC.

B Green Innovations, Inc., a corporation organized and existing under the laws of the State of New Jersey (the “Corporation”), hereby certifies as follows:

1. The name of the corporation is B Green Innovations, Inc. The Certificate of Incorporation of the Corporation was filed by the New Jersey Treasurer on November 10, 2004.

2. This Amendment to the Certificate of Incorporation herein certified was authorized by the unanimous written consent of the Board of Directors on October 6, 2015 pursuant to the New Jersey Business Corporation Act of the State of New Jersey (the “Corporation Law”) and by the written consent in lieu of a shareholders’ meeting of a majority of the eligible voting shares on October 6, 2015.

3. On October 6, 2015, there were a total 184,139,441 eligible votes to be cast consisting of 184,005,031 Class A Common Stock Shares and 134,410 Class B Common Stock Shares. In the written consent of shareholders in lieu of meeting, no votes were cast against this Amendment and all Class B Common Stock Shares were cast in favor of this Amendment, equal to 54.38% of all eligible votes cast.

4. The Amendment to the Certificate of Incorporation herein certified authorizes an increase in the number of Class A Common Stock Shares, from five hundred million (500,000,000) shares, no par value per share, authorized to ten billion (10,000,000,000) shares, no par value per share, to be effective immediately following acceptance of this Amendment to the Certificate of Incorporation by the Treasurer of the State of New Jersey.

8. To accomplish the foregoing amendment, the first paragraph of Article III of the Corporation’s Certificate of Incorporation shall be deleted in their entirety and replaced with the following to read as:

ARTICLE III

Capital Stock

The aggregate number of shares which the Corporation shall have authority to issue is 10,070,000,000 shares of common stock and preferred stock. The stock of this Corporation shall be divided into four classes, consisting of:

Class A Common Stock 10,000,000,000 shares authorized, no par value per share

Class B Common Stock 50,000,000 shares authorized, $.01 par value per share

Class C Common Stock 20,000,000 shares authorized, $.01 par value per share

Preferred Stock 1,000,000 shares authorized, $1 par value per share, and

IN WITNESS WHEREOF, the Corporation has caused this Amendment of the Certificate of Incorporation to be executed by a duly authorized officer on October 6, 2015.

B Green Innovations, Inc.

By:	/s/ Jerome Mahoney
Jerome Mahoney
President and Chief Executive Officer

1